Exhibit 10.4
SECOND AMENDMENT
TO EMPLOYMENT AGREEMENT
     Second amendment (the “Amendment”) to the employment agreement (the “Employment Agreement”), between Time Warner Entertainment Company, L.P., a subsidiary of Time Warner Cable Inc. and Michael LaJoie. This Amendment is effective as of January 1, 2008.
     The parties, intending to be legally bound, hereby agree that the Employment Agreement shall be amended as follows:
     1. Section 3.2 is amended by replacing the last sentence thereof with the following:
     “The Annual Bonus, if any, will be paid between January 1 and March 15 of the calendar year immediately following the performance year in respect of which such Annual Bonus is earned.”
     2. Section 4 shall be amended by replacing the first sentence thereof with the following:
     “The Company shall have the right to terminate the term of employment for cause or without cause.”
     3. Section 4.1.1 shall be amended by adding at the end thereof:
     “Payments of Base Salary and Annual Bonus required under this Section shall be made at the same time as such payments would otherwise have been made to the Executive pursuant to Sections 3.1 and 3.2 if the Executive had not been terminated.”
     4. Section 4.2 shall be amended by replacing the second sentence thereof with the following:
     “If the Company elects to terminate the term of employment without cause, the Executive shall be entitled to periodic payments equivalent to thirty months’ Base Salary and Annual Bonus, as provided for in Section 4.2.2 hereunder.”
     5. Section 4.2.1 shall be amended to read as follows:

     “4.2.1. Intentionally Left Blank.”
      6. Section 4.2.2 shall be amended to read as follows:
     “4.2.2 Salary Continuation Payments. If the Executive’s employment is involuntarily terminated by the Company pursuant to Section 4.2, the Executive shall continue to be treated as an employee of the Company and shall receive the following salary continuation payments for thirty months following the date of termination of the term of employment, whether or not he becomes disabled as provided for in Section 5 hereunder. During the salary continuation period, the Executive shall not be required to provide any services to the Company and shall receive (i) Base Salary at an annual rate equal to his Base Salary in effect immediately prior to the notice of termination, and (ii) an Annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Annual Bonus will be payable) during such period equal to the greater of (a) the Executive’s then-applicable Target Bonus amount, or (b) the average of the regular Annual Bonus amounts (excluding the amount of any special or spot bonuses) received by the Executive from the Company for the two years immediately preceding the year of termination of the term of employment. Such Base Salary and Annual Bonus shall be paid at the times set forth in Sections 3.1 and 3.2. If the Executive accepts other full-time employment during such period or notifies the Company in writing of his intention to terminate his treatment as an employee during such period, he shall cease to be treated as an employee of the Company, including for purposes of the Executive’s rights to receive certain post-termination benefits under Section 4.5, effective upon the commencement of such other employment or the effective date of such termination as specified by the Executive in such notice, whichever is applicable, but the Executive shall continue to receive the remaining payments he would have received pursuant to this Section 4.2.2 at the times specified herein. Notwithstanding the foregoing, if the Executive accepts full-time employment with any affiliate of the Company, then the payments provided for in this Section 4.2.2 shall immediately cease. For purposes of this Agreement, the term “affiliate” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.”
     7. Section 4.4 shall be amended to (i) replace the references to 15 days with references to 30 days; (ii) add after the second sentence thereof “Any such notice of termination must be provided within 90 days of any material breach of the Agreement.”; and (iii) replace the last sentence thereof with “If the Executive terminates the term of employment because of a material breach of the Agreement by the Company, Executive shall be entitled to the salary continuation provided under Section 4.2.2.”
     8. Section 4.5 shall be amended to read as follows:
     “During the period that the Executive is receiving salary continuation payments pursuant to Section 4.2.2 and during any period of disability described in Section 5, the Executive shall continue to be eligible to receive the benefits required to be provided to the Executive under Section 7 to the extent such benefits are maintained in effect by the Company for members of its Executive Group (as defined in Section 3.6); provided, however, the Executive shall not be entitled to any additional awards or grants under any stock option, restricted stock or other cash or stock-based long term incentive plan. Notwithstanding the foregoing, the Executive’s continued participation in the Company’s benefit plans shall be subject to the limitations of applicable law. At the time the Executive ceases to be treated as an employee of the Company pursuant to the provisions of Sections 4, 4.1, 4.2, 4.4, 5 or 6, the Executive’s rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of the Company or under any stock option, restricted stock, stock appreciation right, bonus unit, management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted.”

     9. Section 4.6 shall be amended by deleting the parenthetical phrase in that Section.
     10. Section 4.8 shall be amended by replacing the last three sentences thereof with the following:
     “The Company shall deliver such release to the Executive within 30 days after the Executive’s termination of employment with the Company. If the Executive shall fail to execute and deliver to the Company such release with 30 days of the Executive’s receipt thereof from the Company, the Executive’s employment with the Company shall terminate effective at the end of such 30-day period and the Executive shall receive, in lieu of the severance arrangements described in this Agreement, any severance payments determined in accordance with the personnel policies of the Company then applicable, provided that the aggregate amount of any such severance shall be paid in the same amounts and under the same schedule as would have been applicable under Section 4.2, 4.4, or 4.11, as applicable, until such aggregate amount is paid to the Executive.”
     11. Section 4.11.2.1 shall be amended by replacing the last sentence thereof with the following:
     “All payments of Base Salary pursuant to this subsection shall be made in accordance with the Company’s normal payroll procedures, and all payments of bonuses pursuant to this subsection shall be made at the times set forth in Section 3.2.”
     12. Section 4.11.2.2 shall be amended by adding after the end of the second sentence thereof:
     “Notwithstanding the foregoing, continued participation in the Company’s benefit plans shall be subject to the limitations of applicable law.”
     13. Section 4.11.2.8 shall be amended by replacing the first sentence thereof with the following:
     “If the Executive accepts other employment during the Advisory Period, the Executive shall cease to be treated as an employee of the Company, including for purposes of the Executive’s rights to receive certain post-termination benefits under Section 4.11.2.2, effective upon the commencement of such other employment, but the Executive shall continue to receive the remaining payments the Executive would have received pursuant to Section 4.11.2.1 at the times specified therein.”
     14. Section 6 shall be amended by replacing the first sentence of the second paragraph thereof with the following:
     “Further, during the period the Executive is treated as an employee of the Company, the Executive will be provided with the Life Insurance benefit available prior to termination”
     15. Section 11.15 shall be added to the Agreement as follows:

     “11.15. Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (the “Code”) and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s separation from service with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 11.15; provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto.”
     The parties agree that Exhibit C of the Agreement (the form of Release) will be appropriately modified, if and when applicable, to reflect the amended terms of the Agreement.
     Except as amended hereby, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective as of the date first above written.

TIME WARNER ENTERTAINMENT COMPANY, L.P

By:	/s/ MARC LAWRENCE-APFELBAUM MARC LAWRENCE-APFELBAUM
EXECUTIVE VICE PRESIDENT,
GENERAL COUNSEL & SECRETARY

Date:	8/1/08

Agreed and Accepted:

MICHAEL LAJOIE

/s/ MICHAEL LAJOIE

Date:	7/31/08

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